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                                                                   Exhibit 99.2

        KEVIN N. MCGRATH RETIRES AS DIRECTV LATIN AMERICA, LLC CHAIRMAN;
          LARRY N. CHAPMAN NAMED PRESIDENT AND CHIEF OPERATING OFFICER


FORT LAUDERDALE, FL - March 18, 2003 - DIRECTV Latin America, LLC today announced that Kevin N. McGrath will retire as chairman, effective immediately.

Larry N. Chapman has been named president and chief operating officer of DIRECTV Latin America, LLC, effective immediately. Chapman, who has been with Hughes Electronics Corporation since 1980, will report to Eddy W. Hartenstein, chairman of DIRECTV Latin America, LLC and corporate senior executive vice president of HUGHES.

HUGHES, through its DIRECTV Latin America Holdings subsidiary, owns 75 percent of DIRECTV Latin America, LLC.

"I have spent almost 26 years working for General Motors and related subsidiaries. For the better part of the past decade I have worked with an extremely talented and dedicated group of people to launch and build DIRECTV(TM) into the leading pay television service in Latin America and the Caribbean," said McGrath. "We were the first all-digital pay television service in Latin America, bringing the highest quality programming to households throughout the region. While I am extremely proud of all that the DIRECTV Latin America team has accomplished and I am confident that the Company will successfully emerge from its restructuring, I feel it is now time for me to move on. Therefore, I have elected to retire and spend more time with my family and pursue other goals."

"Kevin deserves much credit for bringing hundreds of channels of digital television programming via satellite to TV viewers in countries throughout Latin America and the Caribbean," said Hartenstein. "Providing such a sophisticated service to consumers in 28 different countries with different cultures and in three languages, was a daunting challenge. We appreciate his enormous contributions and wish him well in his future endeavors."

Hartenstein continued, "Both Larry Chapman and I are committed to the successful future of DIRECTV Latin America. Larry is a seasoned veteran of HUGHES and DIRECTV in the U.S. and his breadth of experience and superb knowledge of the satellite television business make him the ideal choice to oversee DIRECTV Latin America during this critical period."

DIRECTV Latin America, LLC announced earlier today that in order to aggressively address the Company's financial and operational challenges, it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filing applies only to DIRECTV Latin America, LLC, a U.S. company, and does not include any of its operating companies in Latin America and the Caribbean, which will continue regular operations.

"Kevin has established a strong leadership team and talented employee base at DIRECTV Latin America and I look forward to working together with Eddy and all DIRECTV Latin America employees as we position the Company for future profitable growth," said Chapman. "While we have a formidable challenge ahead, I'm confident that we will emerge as a stronger and more efficient organization."

DIRECTV is the leading pay television service in Latin America and the Caribbean with approximately 1.6 million subscribers in 28 countries.

DIRECTV Latin America, LLC is owned by DIRECTV Latin America Holdings, a subsidiary of Hughes Electronics Corporation (HUGHES); Darlene Investments LLC, an affiliate of the Cisneros Group of Companies; and Grupo Clarin.

In December 2002, Chapman was named corporate senior vice president of HUGHES to work with Hartenstein and the DIRECTV Latin America management team applying his exceptional expertise and experience to assist in evaluating and managing the DIRECTV Latin America business consistent with the overall objectives of enhanced competitiveness and profitability.

A member of the original DIRECTV launch team in the U.S., Chapman was executive vice president in charge of DIRECTV's Product Development, Marketing and Advertising organizations. In his Product Development role, Chapman was responsible for DIRECTV's receiver development strategy as well as the development and deployment of advanced services such as digital video recording and interactive television. Marketing responsibilities included development and execution of customer offers and promotions, customer upgrade efforts, and customer loyalty programs. Advertising responsibilities included oversight of DIRECTV's advertising agency, advertising strategy, brand management and media planning.

From March 2000 through August 2001, Chapman was president of DIRECTV Global Digital Media Inc., a business unit of HUGHES. Before his assignments with DIRECTV, Chapman served in various business development roles at Hughes Communications, Inc., a former satellite services subsidiary of Hughes Electronics Corporation. Chapman holds MS and BS degrees in electrical engineering from the University of Florida.

McGrath, who joined HUGHES in 1987, was named chairman of DIRECTV Latin America, LLC and appointed vice president of HUGHES in 1996. Previously, McGrath was president of DIRECTV International. Prior to his position with DIRECTV International, McGrath was named president of Hughes Communications, Inc. in November 1993. Prior to joining HUGHES, McGrath spent a decade in increasingly responsible positions at various units of General Motors Corporation. He joined GM in 1977.

About DIRECTV Latin America

DIRECTV is the leading direct-to-home satellite television service in Latin America and the Caribbean. Currently, the service reaches approximately 1.6 million customers in the region, in a total of 28 markets. DIRECTV is currently available in: Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Puerto Rico, Trinidad & Tobago, Uruguay, Venezuela and several Caribbean island nations.

DIRECTV Latin America, LLC is a multinational company owned by DIRECTV Latin America Holdings, a subsidiary of Hughes Electronics Corporation; Darlene Investments, LLC, an affiliate of the Cisneros Group of Companies, and Grupo Clarin. DIRECTV Latin America has offices in Buenos Aires, Argentina; Sao Paulo, Brazil; Cali, Colombia; Mexico City, Mexico; Carolina, Puerto Rico; Fort Lauderdale, USA; and Caracas, Venezuela. For more information on DIRECTV Latin America please visit www.directvla.com.


Hughes Electronics Corporation, a unit of General Motors Corporation, is a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

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